ADMINISTRATION AGREEMENT


         THIS AGREEMENT is made as of the 1st day of July, 1994 by and between Guinness Flight China & Hong Kong and Global Government Bond Funds (the "Funds"), two separate series of the Guinness Flight Investment Funds, Inc., a Maryland Corporation (the "Company"), and INVESTMENT COMPANY ADMINISTRATION CORPORATION, a New Jersey Corporation (the "Administrator");

                                   WITNESSETH:

         WHEREAS, the Funds are non-diversified series of an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Company wishes to retain the Administrator to provide certain administrative services in connection with the management of the Funds' operations and the Administrator is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Company hereby appoints the Administrator to provide certain administrative services, hereinafter enumerated, in connection with the management of the Funds' operations for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law.

         2. Services on a Continuing Basis. Subject to the overall supervision of the Board of Directors of the Company and Guinness Flight Investment Management Limited (the "Manager"), the Administrator will perform the following services on a regular basis which would be daily, weekly or as otherwise appropriate:

         A) perform the services in Exhibit 1 attached; and

         B) such additional services as may be agreed upon by the Funds and the Administrator.

         3. Responsibility of the Administrator. The Administrator shall be under no duty to take any action on behalf of the Funds except as set forth herein or as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

         4. Reliance Upon Instructions. The Company agrees that the Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Board of Directors of the Company and shall incur no liability to the Company or the Company's Manager in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Directors of the Company to give oral or written instructions on behalf of the Funds.

         5. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Funds and all prior, present or potential shareholders of the Funds, except after prior notification to, and approval of release of information in writing by, the Funds, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

         6. Equipment Failures. In the event of equipment failure or the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties (at the Administrator's expense) to prevent or remedy such service interruptions.

         7. Compensation. As compensation for services rendered by the Administrator during the term of this Agreement, each Fund (the Guinness Flight China & Hong Kong Fund and Guinness Flight Global Government Bond Fund) will pay to the Administrator a minimum annual fee of $40,000 or .25%, whichever is greater, payable monthly by the fifth day of the next month.

         8. Indemnification. The Funds agree to indemnify and hold harmless the Administrator from all taxes, filing fees, charges, expenses, assessments, claims and liabilities (including without limitation, liabilities arising under Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request of or in reliance upon the advice of the Board of Directors of the Company, provided, that the Administrator will not be indemnified against any liability to the Funds or to shareholders of the Funds (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless the Funds, the Company, and each of its Directors from all claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the

Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. No fund or other series of the Company shall be liable for any claim against, or expense of, any other fund or series of the Company.


         9. Duration and Termination. This Agreement shall continue until termination by the Funds (through the Board of Directors of the Company) or the Administrator on 30 days' written notice to the other. All notices and other communications hereunder shall be in writing. This Agreement cannot be assigned without the prior written consent of the other party hereto.

         10. Amendments. This Agreement or any part hereof may be changed or waived only by instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         11. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect, This Agreement shall be deemed to be a contract made in California and governed by California law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written above.


GUINNESS FLIGHT INVESTMENT FUNDS, INC.


By: /s/
   ------------------------------------------

Title: President
      ---------------------------------------


INVESTMENT COMPANY ADMINISTRATION CORPORATION


By: /s/Steven J. Paggioli
   ------------------------------------------

Title: Vice President
   ------------------------------------------

EXHIBIT 1



             INVESTMENT COMPANY ADMINISTRATION CORPORATION ("ICAC")

                             ADMINISTRATIVE SERVICES


ICAC typically performs the following services on a regular basis which would be daily, weekly or as otherwise appropriate:

         1) prepare and coordinate reports and other materials to be supplied to the Board of Directors of the Fund;

         2) prepare and/or supervise the preparation and filing of all securities filings (i.e., N- SARs, 24f-2 notices, etc.), periodic financial reports, prospectuses, statements of additional information, marketing materials, tax returns, shareholder reports and other regulatory reports and filings required of the Fund;

         3) supervise and monitor the preparation of all required filings necessary to maintain the Fund's qualification and/or registration to sell shares in all states where the Fund currently does, or intends to do business;

         4) coordinate the preparation, printing and mailing of all materials (e.g., Annual Reports) required to be sent to shareholders;

         5) coordinate the preparation and payment of Fund-related expenses;

         6) monitor and oversee the activities of the Fund's servicing agents (i.e., transfer agent, custodian, fund accountants, etc.);

         7) review and adjust as necessary the Fund's daily expense accruals;

         8) monitor daily, monthly and periodic compliance with respect to SEC (40' Act), IRS and prospectus guidelines and restrictions;

         9) send periodic information (i.e., performance figures) to service organizations that track investment company information; and

         10) perform such additional services as may be agreed upon by the Fund and ICAC.

                           ASSIGNMENT AND ASSUMPTION


         WHEREAS, Guinness Flight Investment Funds, Inc., a Maryland corporation (the "Company") and Investment Company Administration Corporation, a New Jersey Corporation (the "Administrator") have entered into a Administration Agreement, dated the 1st day of July, 1994 (the "Agreement"); and

         WHEREAS, pursuant to the terms of an Agreement and Plan of Conversion and Termination, the Company is converting to a Delaware business trust ("Guinness Flight Investment Funds" or the "Trust"); and

         WHEREAS, the Company desires to obtain, and the undersigned desires to grant, the undersigned's consent to the assignment of the Agreement.

         NOW THEREFORE, the Administrator, in consideration of and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound by the terms of this Assignment and Assumption, hereby: (i) consents to the assignment of all rights and obligations under the Agreement to the Trust by the Company, to become effective on April 28, 1997; and (ii) agrees that (x) the Agreement by and between the Company and the Administrator is in full force and effect, and that it is not aware of any default or event which, after notice or the passage of time or both, could become a default under the Agreement, and (y) that Guinness Flight Asia Small Cap Fund and Guinness Flight Asia Blue Chip Fund are both parties to the Agreement as of April 29, 1996.

         By signing this Agreement, the Trust (i) acknowledges that the Agreement is in full force and effect, and that it is not aware of any default or event which, after notice or the passage of time, or both, could become a default under the Agreement; and (ii) agrees to assume all of the rights, duties and obligations of the Company under the Agreement effective April 28, 1997.

Dated:  As of April 28, 1997


                    INVESTMENT COMPANY ADMINISTRATION CORPORATION

                    By: /s/Robert H. Wadsworth
                        ----------------------
                        Name: Robert H. Wadsworth
                        Title: President


                    GUINNESS FLIGHT INVESTMENT FUNDS

                    By: /s/Steven J. Paggioli
                       ----------------------
                       Name: Steven J. Paggioli
                       Title: Secretary

                                     FORM OF

                               AMENDMENT AGREEMENT


         AGREEMENT, dated as of day of August, 1998 by and between Guinness Flight Investment Funds, a Delaware business trust (the "Trust") and Investment Company Administration Corporation, (the "Administrator").

         WHEREAS, the Trust and the Administrator entered into an Administration Agreement dated as of July 1, 1994, as amended from time to time; and

         WHEREAS,   the  Trust  and  the  Administrator   desire  to  amend  the
Administration   Agreement   pursuant  to  Paragraph  10   (Amendments)  of  the
Administration Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Amendment of the Administration Agreement

         (A) Paragraph 7, Compensation; is deleted in its entirety and replaced with "As compensation for services rendered by the Administrator, each Fund will pay to the Administrator monthly, the fees set forth in Appendix A"

         (B) The document attached as Appendix A to this Amendment Agreement shall constitute the Appendix A to the Administration Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written above.


 GUINNESS FLIGHT INVESTMENT FUNDS

By:_____________________

Title:__________________

INVESTMENT COMPANY ADMINISTRATION
CORPORATION

By:_____________________

Title:__________________

                                   APPENDIX A
                           Administration Fee Schedule
                            Effective August 31, 1998

FUNDS                                               ANNUAL FEES
-----                                               -----------
Guinness Flight China & Hong Kong Fund ("China      0.25% of the China &
& HK Fund")                                         HK   Fund's    daily
                                                    average  net assets,
                                                    subject  to  $40,000
                                                    annual minimum.



Guinness Flight  Index  Fund                        0.10%  of the  Index
                                                    Fund's daily average
                                                    net assets,  subject
                                                    to  $20,000   annual
                                                    minimum.


All Other Funds:                                    0.25%  of All  Other
Guinness Flight Asia Blue Chip Fund                 Funds'      combined
Guinness Flight Asia Small Cap Fund                 daily   average  net
Guinness Flight Mainland China Fund                 assets, subject to a
Guinness Flight New Europe Fund                     $20,000       annual
Guinness Flight Global Government Bond Fund         minimum per fund.



Acknowledged:           ---------------------            Date:_________
                        For the Administrator


                        ---------------------            Date:_________
                        For the Funds